UNITED STATES
SECEURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 22, 2016

Continental Building Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36293	61-1718923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

12950 Worldgate Drive, Suite 700, Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

(703) 480-3800
(Registrant's telephone number, including the area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On August 18, 2016 (the "Closing Date"), Continental Building Products, Inc. (the "Company"), Continental Building Products Operating Company, LLC ("Opco") and Continental Building Products Canada, Inc. (the "Canadian Subsidiary") and the lenders party thereto and Credit Suisse AG, as administrative agent, entered into an Amended and Restated Credit Agreement (the "Amended Credit Agreement"). The Amended Credit Agreement, among other things, provides for (i) a $275 million senior secured term loan facility (the "Term Facility" and, the loans thereunder, the "Term Loans"); and (ii) a $75 million senior secured revolving credit facility (the "Revolving Credit Facility" and, the loans thereunder, the "Revolving Loans"). Interest rates on borrowings are based, at the option of the Company, on LIBOR (in the case of borrowings denominated in US Dollars), the Canadian Dealer Offered Rate or CDOR (in the case of borrowings denominated in Canadian Dollars) or an alternate base rate applicable to the borrowing, plus, in each case, an applicable margin. The applicable margin for Term Loans is 2.75% per annum for Term Loans based on LIBOR and 1.75% per annum for Term Loans based on the alternate base rate. The applicable margin for Revolving Loans is tied to the senior secured leverage ratio, as calculated pursuant to the terms of the Amended Credit Agreement, and is 2.25% per annum or 2.375% per annum for Revolving Loans based on LIBOR and CDOR, and 1.25% per annum or 1.375% per annum for Revolving Loans based on the alternate base rate. The commitments with respect to the Revolving Credit Facility are subject to a facility fee of 0.375% per annum or 0.50% per annum, as determined based upon the senior secured leverage ratio, as calculated pursuant to the terms of the Amended Credit Agreement. The Revolving Credit Facility and the Term Facility mature in 2021 and 2023, respectively.
The Amended Credit Agreement also includes an option for the Company to request the addition of one or more incremental term facilities or the increase of commitments under the Revolving Credit Facility by the sum of (i) an aggregate principal amount of $100 million, plus (ii) the amount of all optional prepayments of Term Loans and Revolving Loans plus (iii) such amounts as would not cause the first lien leverage ratio, as calculated pursuant to the Amended Credit Agreement, determined on a pro forma basis after giving effect to any such additional and increase, to exceed 3.5, which additions and increases are subject to the satisfaction of certain conditions set forth in the Amended Credit Agreement.
The Amended Credit Agreement contains certain restrictive covenants on the Company and its subsidiaries, including limitations on indebtedness and guarantees, liens, certain mergers or consolidations, sales of certain assets, dividends and other distributions, loans advances and capital contributions, optional payments and modifications of junior debt instruments, affiliate transactions, sales and leasebacks, negative pledge clauses, restrictions on restricted subsidiary distributions, lines of business, our activities and modifications of agreements. In respect of the Revolving Credit Facility, the Amended Credit Agreement requires that the Company maintain, at the end of any fiscal quarter, a total leverage ratio, as calculated pursuant to the terms of the Amended Credit Agreement, not to exceed 5.0 to 1.0 if, at the end of such fiscal quarter, the amount drawn under the Revolving Credit Facility exceeds 30% of the commitments under the Revolving Credit Facility.
The foregoing description of the Amended Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Amended Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement
On the Closing Date, the Company, Opco and the Canadian Subsidiary terminated (the "Termination") the First Lien Credit Agreement, dated as of August 30, 2013 (as amended, restated and modified prior to the Closing Date, the "Existing Credit Agreement"). In connection with the Termination, all outstanding loans and letters of credit under the Existing Credit Agreement, in the approximate amount of $274 million, were rolled over to the Amended Credit Agreement are are deemed to have been made to the Company under the Amended Credit Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.
Item 8.01 Other Events.
On August 18, 2016 the Company issued a press release announcing the refinancing of its debt. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Number	Description
10.1
Amended and Restated Credit Agreement dated as of August 18, 2016 among Continental Building Products, Inc., Continental Building Products Operating Company, LLC, Continental Building Products Canada, Inc., the Lenders Party thereto and Credit Suisse AG as Administrative Agent.

99.1	Press Release issued by Continental Building Products, Inc. dated August 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Continental Building Products, Inc.

August 22, 2016	/s/ Timothy A. Power
Date	Timothy A. Power
Senior Vice President and General Counsel

Exhibit Index

Number	Description
10.1
Amended and Restated Credit Agreement dated as of August 18, 2016 among Continental Building Products, Inc., Continental Building Products Operating Company, LLC, Continental Building Products Canada, Inc., the Lenders Party thereto and Credit Suisse AG as Administrative Agent.

99.1	Press Release issued by Continental Building, Inc. dated August 18, 2016.

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